Exhibit 99.1

Skyline Bankshares, Inc. Announces Third Quarter 2024 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 14, 2024 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the third quarter of 2024.

As previously announced, the Company acquired Johnson County Bank (“JCB”) on September 1, 2024, with the Company as the surviving corporation. For accounting purposes, the Company is considered the acquiror and JCB is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to September 1, 2024 reflects the operations of the Company prior to the merger.

The Company recorded net income of $1.1 million, or $0.19 per share, for the quarter ended September 30, 2024, compared to net income of $1.8 million, or $0.33 per share, for the second quarter of 2024 and net income of $2.1 million, or $0.37 per share, for the same period in 2023. For the nine months ended September 30, 2024, net income was $4.9 million, or $0.89 per share, compared to net income of $7.5 million, or $1.35 per share, for the nine months ended September 30, 2023. Third quarter 2024 earnings represented an annualized return on average assets (“ROAA”) of 0.37% and an annualized return on average equity (“ROAE”) of 4.82%, compared to 0.81% and 10.66%, respectively, for the same period last year. Excluding merger related expenses of $1.1 million relating to the acquisition of Johnson County Bank, net income would have been $2.0 million, or $0.36 per share for the third quarter of 2024. This would represent an annualized ROAA and ROAE of 0.70% and 9.06%, respectively, for the third quarter of 2024. Upon completion of our acquisition of Johnson County Bank, the Company also recorded a provision for credit losses of $813 thousand as required under the Current Expected Credit Losses Methodology in accordance with accounting guidelines.

President and CEO Blake Edwards stated, “The third quarter was marked by several positive achievements. Earnings were strong, especially when adjusted for direct merger-related costs and additional loan loss provisions. During the quarter our loan growth excluding the JCB loans acquired was $32.5 million, which is an annualized rate of 15.57%. Our net interest income increased in both the three-month and nine-month periods ended September 30, 2024, while our net interest margin increased to 3.78% for the quarter ended September 30, 2024, compared to 3.72% for the quarter ended June 30, 2024. Net income also increased from the second to the third quarter when adjusted for nonrecurring, merger-related costs.”

Edwards continued, “We successfully completed the acquisition of Johnson County Bank during the third quarter of 2024 and recently completed the core systems conversion with the goal of having full integration accomplished by year-end. This is an exciting chapter in the history of our bank, and we are excited to bring our commitment to excellence and dedication to the businesses and people of Johnson County, Tennessee. We look forward to creating a positive impact in Tennessee while continuing to offer an unmatched customer experience in our existing markets. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●

In connection with the acquisition of JCB, effective September 1, 2024, the Company acquired $154.1 million in assets at fair value, including $87.2 million in loans. The Company also assumed $133.8 million of liabilities at fair value, including $125.3 million of total deposits with a core deposit intangible asset recorded of $3.4 million, and goodwill of $4.6 million

●	Net income was $1.1 million, or $0.19 per share, in the third quarter of 2024, compared to $2.1 million, or $0.37 per share, in the third quarter of 2023.
●	Net interest margin (“NIM”) was 3.78% for the third quarter of 2024, compared to 3.72% in the second quarter of 2024, and 3.66% in the third quarter of 2023.
●	Total assets increased $160.7 million, or 15.36%, to $1.21 billion at September 30, 2024 from $1.05 billion at December 31, 2023.
●

Net loans were $945.3 million at September 30, 2024, an increase of $134.3 million, or 16.57%, when compared to $811.0 million at December 31, 2023. Excluding the $87.2 million in loans acquired as part of the JCB merger, loans increased by $48.1 million, or 5.90%, for the first nine months of 2024.

●

Total deposits were $1.09 billion at September 30, 2024, an increase of $157.2 million, or 16.92%, from $928.7 million at December 31, 2023. Excluding the $125.3 million of total deposits acquired as part of the JCB merger, total deposits increased by $31.8 million, or 3.43%, for the first nine months of 2024.

●

During the quarter, the Company incurred $1.1 million in merger related expenses related to the acquisition of JCB. Excluding these merger related expenses, net income would have been $2.0 million, or $0.36 per share for the third quarter of 2024.

Third Quarter, First Nine Months of 2024 Income Statement Review

Net interest income after provision for credit losses in the third quarter of 2024 was $9.2 million compared to $8.5 million in the third quarter of 2023. Total interest income was $13.7 million in the third quarter of 2024, representing an increase of $2.7 million, or 24.89%, in comparison to the third quarter of 2023. Interest income on loans increased in the quarterly comparison by $2.6 million, primarily due to organic loan growth of $87.7 million from September 30, 2023 to September 30, 2024, as well as interest rate increases during the same time period. Management anticipates that this loan growth, in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.5 million in the quarterly comparison as a result of rate increases on deposit offerings, especially on time deposits due to deposit competition and a migration from lower cost deposits to time deposits. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $24 thousand, primarily due to short-term FHLB advances to fund loan growth.

For the first nine months of 2024, net interest income after provision for (recovery of) credit losses was $27.0 million compared to $26.7 million for the first nine months of 2023. Interest income increased by $6.5 million, primarily due to an increase of $6.4 million in interest income on loans. Interest expense on deposits increased by $4.8 million for the nine months ended September 30, 2024 compared to the same period last year. As previously discussed, this is a reflection of the increased competitive pressures for deposits. Interest on borrowings increased by $387 thousand in the nine-month comparison, due to short-term borrowings to help fund loan growth.

Third quarter 2024 and 2023 noninterest income was comparable at $1.9 million for both quarters. Included in noninterest income for the third quarter of 2023 was $69 thousand related to life insurance income, and a gain of $197 thousand on the sale leaseback of a branch location was recorded in other income for the third quarter of 2023. Excluding these items, noninterest income increased by $200 thousand for the third quarter of 2024 compared to the third quarter of 2023, primarily as a result of an increase in service charges and fees of $80 thousand and an increase of $71 thousand in mortgage origination fees as mortgage origination volume increased compared to the year ago period.

For the nine months ended September 30, 2024 and 2023, noninterest income was comparable at $5.2 million for both periods. Included in noninterest income for the first nine months of 2024 was $221 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Included in noninterest income for the nine months ended September 30, 2023, was income of $129 thousand related to loan hedge fees from a correspondent bank that was recorded in other income, the $197 thousand gain on the sale leaseback discussed above, $69 thousand from life insurance contracts and security losses of $16 thousand. Excluding these items noninterest income increased by $308 thousand for the first nine months of 2024 compared to the first nine months of 2023, primarily as a result on an increase in service charges and fees of $239 thousand and an increase of $20 thousand in mortgage origination fees.

Noninterest expense in the third quarter of 2024 was $9.6 million compared with $7.9 million in the third quarter of 2023, an increase of $1.7 million, or 21.80%. There was an increase in salary and benefit costs of $170 thousand due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased $24 thousand and data processing increased by $138 thousand in the quarterly comparisons primarily due to branch expansion costs. Also included in noninterest expense in the third quarter of 2024 was $1.1 million in merger related expenses related to the acquisition of Johnson County Bank.

For the nine-month period ended September 30, 2024, total noninterest expenses increased by $3.4 million compared to the same period in 2023, primarily due to employee costs and branch costs associated with branch expansion discussed above. Salary and benefit cost increased by $577 thousand. Occupancy and equipment expenses increased by $470 thousand, and data processing increased by $458 thousand from the first nine months of 2023 to 2024. Merger related expenses related to the acquisition of Johnson County Bank were $1.5 million for the first nine months of 2024.

Net income before taxes decreased by $1.1 million in the quarterly comparison causing a decrease in income tax expense of $134 thousand. In the nine-month comparison, net income before taxes decreased by $3.1 million, resulting in a decrease in income tax expense of $459 thousand.

Balance Sheet Review

As a result of the JCB merger total assets increased in the third quarter of 2024 by $142.1 million, or 13.35%, to $1.21 billion at September 30, 2024 from $1.06 billion at June 30, 2024, and increased by $160.7 million, or 15.36%, from $1.05 billion at December 31, 2023. Total assets increased by $189.4 million, or 18.62%, when compared to $1.02 billion at September 30, 2023.

Total loans increased during the third quarter by $119.5 million, or 14.34%, to $953.1 million at September 30, 2024 from $833.6 million at June 30, 2024, and increased by $135.4 million, or 16.56%, compared to $817.7 million at December 31, 2023. Total loans increased by $155.3 million, or 19.47%, when compared to $797.8 million at September 30, 2023. Excluding the $87.2 million in loans acquired as part of the JCB merger, core loan growth was $32.5 million during the third quarter of 2024, which is an annualized rate of 15.57%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.18% at September 30, 2024 compared to 0.21% at December 31, 2023. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of September 30, 2024 and December 31, 2023, respectively.

Investment securities increased by $3.2 million during the third quarter to $123.9 million at September 30, 2024 from $120.7 million at June 30, 2024, and decreased by $3.5 million from $127.4 million at December 31, 2023. Investment securities increased by $2.1 million, when compared to $121.8 million at September 30, 2023. The increase in the second quarter of 2024 was the result of $2.1 million in paydowns, and an decrease in unrealized losses of $5.4 million as a result of the decrease in interest rates during the quarter.

Total deposits increased in the third quarter of 2024 by $137.8 million, or 14.53%, to $1.09 billion at September 30, 2024 from $948.1 million at June 30, 2024, and increased $157.2 million, or 16.92%, compared to $928.7 million at December 31, 2023. When compared to $908.1 million at September 30, 2023, total deposits increased by $177.8 million, or 19.58%.

Excluding the $125.3 million of total deposits acquired as part of the JCB merger, total deposits increased by $12.5 million, or 1.32%, during the quarter. Excluding the deposits acquired in the JCB merger, noninterest bearing deposits increased by $10.7 million and interest-bearing deposits increased by $1.8 million during the quarter. Excluding the deposits acquired in the JCB merger, lower cost interest bearing deposits decreased by $5.9 million during the quarter, and time deposits increased by $7.7 million, as customers continue to look for higher returns on their deposits.

Total stockholders’ equity increased by $4.1 million, or 4.87% to $88.6 million at September 30, 2024, from $84.5 million three months earlier, and increased $5.7 million, or 6.93%, from $82.9 million at December 31, 2023. Total stockholders’ equity increased by $14.0 million, or 18.74%, when compared to $74.6 million at September 30, 2023. The change during the quarter was due to earnings of $1.1 million, $4.3 million in other comprehensive gains, and dividends paid of $1.3 million during the quarter.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; disruptions to customer and employee relationships and business operations caused by the Johnson County Bank acquisition; the ability to implement integration plans associated with the acquisition, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the acquisition within the expected timeframe, or at all; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2023 and, the Company’s most recently filed Quarterly Report on Form 10-Q. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2024)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

September 30, 2024; June 30, 2024; December 31, 2023; September 30, 2023

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2024	2024	2023	2023
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$27,862	$17,983	$16,811	$16,245
Interest-bearing deposits with banks	6,766	12,071	4,808	1,449
Federal funds sold	536	402	474	221
Investment securities available for sale	123,906	120,694	127,389	121,753
Restricted equity securities	4,235	3,372	3,338	3,338
Loans	953,122	833,614	817,704	797,761
Allowance for credit losses	(7,787)	(6,870)	(6,739)	(6,695)
Net loans	945,335	826,744	810,965	791,066
Cash value of life insurance	26,558	22,697	22,909	22,770
Other real estate owned	140	-	-	-
Properties and equipment, net	33,741	31,932	31,183	30,951
Accrued interest receivable	3,810	3,676	3,463	3,203
Core deposit intangible	4,031	758	917	997
Goodwill	7,900	3,257	3,257	3,257
Deferred tax assets, net	5,125	5,285	5,046	6,796
Other assets	16,555	15,557	15,283	15,062
Total assets	$1,206,500	$1,064,428	$1,045,843	$1,017,108

Liabilities
Deposits
Noninterest-bearing	$340,340	$296,880	$305,115	$299,628
Interest-bearing	745,567	651,227	623,627	608,439
Total deposits	1,085,907	948,107	928,742	908,067

Borrowings	25,000	25,000	27,500	27,500
Accrued interest payable	979	655	531	420
Other liabilities	5,991	6,157	6,188	6,485
Total liabilities	1,117,877	979,919	962,961	942,472

Stockholders’ Equity
Common stock and surplus	33,283	33,213	33,356	33,366
Retained earnings	71,212	71,452	68,866	66,711
Accumulated other comprehensive loss	(15,872)	(20,156)	(19,340)	(25,441)
Total stockholders’ equity	88,623	84,509	82,882	74,636
Total liabilities and stockholders’ equity	$1,206,500	$1,064,428	$1,045,843	$1,017,108
Book value per share	$15.72	$15.01	$14.84	$13.36
Tangible book value per share(1)	$13.60	$14.30	$14.09	$12.60

Asset Quality Indicators
Nonperforming assets to total assets	0.15%	0.15%	0.17%	0.18%
Nonperforming loans to total loans	0.18%	0.19%	0.21%	0.23%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%	0.84%
Allowance for credit losses to nonperforming loans	453.00%	430.72%	389.31%	365.25%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2024	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$12,759	$11,527	$10,193	$35,433	$29,034
Interest-bearing deposits in banks	150	84	24	298	211
Federal funds sold	25	4	2	33	26
Interest on securities	737	708	739	2,179	2,281
Dividends	41	77	21	155	88
	13,712	12,400	10,979	38,098	31,640
Interest expense
Deposits	3,407	2,960	1,902	9,049	4,257
Interest on borrowings	374	337	350	1,148	761
	3,781	3,297	2,252	10,197	5,018
Net interest income	9,931	9,103	8,727	27,901	26,622

Provision for (Recovery of) credit losses	738	71	182	902	(119)
Net interest income after
Provision for (recovery of) credit losses	9,193	9,032	8,545	26,999	26,741

Noninterest income
Service charges on deposit accounts	598	544	564	1,693	1,606
Other service charges and fees	940	909	894	2,698	2,546
Net realized gains on securities	-	-	-	(141)	(16)
Mortgage origination fees	108	46	37	209	189
Increase in cash value of life insurance	161	151	146	458	438
Life insurance income	-	3	69	221	69
Other income	44	17	207	82	379
	1,851	1,670	1,917	5,220	5,211
Noninterest expenses
Salaries and employee benefits	4,525	4,348	4,355	13,194	12,617
Occupancy and equipment	1,387	1,393	1,363	4,191	3,721
Data processing expense	744	686	606	2,079	1,621
FDIC Assessments	153	144	150	441	445
Advertising	256	240	227	713	549
Bank franchise tax	132	99	105	330	315
Director fees	52	68	60	178	199
Professional fees	188	171	151	580	528
Telephone expense	117	129	144	353	401
Core deposit intangible amortization	107	79	79	266	289
Merger related expenses	1,143	357	-	1,500	-
Other expense	821	668	662	2,158	1,949
	9,625	8,382	7,902	25,983	22,634
Net income before income taxes	1,419	2,320	2,560	6,236	9,318

Income tax expense	362	506	496	1,314	1,773
Net income	$1,057	$1,814	$2,064	$4,922	$7,545

Net income per share	$0.19	$0.33	$0.37	$0.89	$1.35
Weighted average shares outstanding	5,553,579	5,553,579	5,571,454	5,557,229	5,585,914
Dividends declared per share	$0.23	$0.00	$0.21	$0.46	$0.42

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share, and the following items adjusted for merger related expenses: return on average assets, return on average equity, and net income per share. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and the return on average equity. The following tables present calculations underlying non-GAAP financial measures.

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2024	2024	2023	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$88,623	$84,509	$82,882	$74,636
Less: Goodwill	(7,900)	(3,257)	(3,257)	(3,257)
Less: Core deposit intangible	(4,031)	(758)	(917)	(997)
Tangible common equity (non-GAAP)	$76,692	$80,494	$78,708	$70,382
Common stock shares outstanding	5,639,204	5,629,204	5,584,204	5,587,704
Tangible book value per share	$13.60	$14.30	$14.09	$12.60

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2024	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Annualized Net Income
Net income (GAAP)	$1,057	$1,814	$2,064	$4,922	$7,545
Add: Items not annualized
Merger related expenses	1,143	357	-	1,500	-
Tax effect of merger related expenses	(212)	(11)	-	(223)	-
Total non-annualized items	931	346	2,064	1,277	-
Adjusted net income	$1,988	$2,160	$2,064	$6,199	$7,545

Adjusted net income, annualized for ratio calculation (non-GAAP)	$7,909	$8,687	$8,189	$8,280	$10,088

Net income, annualized for ratio calculation	$4,205	$7,296	$8,189	$6,575	$10,088

Average total assets	$1,123,844	$1,053,049	$1,012,594	$1,074,644	$1,006,656
Average total equity	$87,292	$82,823	$76,806	$84,377	$76,101
Weighted average shares outstanding	5,553,579	5,553,579	5,571,454	5,557,229	5,585,914

Return on average assets (GAAP)	0.37%	0.69%	0.81%	0.61%	1.00%
Adjusted return on average assets (non-GAAP)	0.70%	0.82%	0.81%	0.77%	1.00%

Return on average equity (GAAP)	4.82%	8.81%	10.66%	7.79%	13.26%
Adjusted return on average equity (non-GAAP)	9.06%	10.49%	10.66%	9.81%	13.26%

Net income per share	$0.19	$0.33	$0.37	$0.89	$1.35
Adjusted net income per share	$0.36	$0.39	$0.37	$1.12	$1.35